UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 27, 2016 Date of report (Date of earliest event reported)

LifeLock, Inc. (Exact Name of Registrant as Specified in Charter)

Delaware	001-35671	56-2508977
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 East Rio Salado Parkway, Suite 400 Tempe, Arizona 85281 (Address of principal executive offices and zip code) (480) 682-5100 (Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On April 27, 2016 LifeLock, Inc. (the "Company") entered into a Lease (the “Lease Agreement”) with MV Campus Owners, LLC to lease approximately 59,702 square feet of space located at 321 E. Evelyn, Avenue, Mountain View, CA 94041 (the “Premises”). As set forth therein, the Lease Agreement commences on the earlier of four months following the delivery date or the date the Company commences to conduct business in the Premises, with an initial term of nine years. The Company has an option to renew the Lease Agreement for an additional term of seven years.
Base rent on the Premises commences five months following the commencement of the lease in an amount of approximately $4.12 million per annum, increasing 3% annually for the term of the Lease Agreement, to be paid monthly. In addition to the monthly rent obligations, the Company will be responsible for its proportional share of operating expenses, plus a management fee equal to 3% of the base rent, and real estate taxes for the premises and the complex of which the Premises are a part. Under the Lease Agreement, the Landlord is obligated to provide up to approximately $3.58 million as an allowance toward initial tenant improvements. The Company was obligated to prepay one month’s rent upon the entering into of the Lease Agreement and also to provide a letter of credit to the Landlord in an amount equal to $1.03 million.
The Company and Landlord have made the customary representations, warranties and covenants in the Lease Agreement. The above description of the Lease Agreement is qualified in its entirety by reference to the full text of the Lease Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFELOCK, INC.
Date:	May 3, 2016	By:	/s/ Sharon Segev
Sharon Segev
Executive Vice President, General Counsel and Secretary